Exhibit 99.1

Collegium Provides Full-Year 2019 Financial Guidance

— Xtampza ER Revenue Expected in the Range of $95 Million to $105 Million

— Nucynta Franchise Revenue Expected in the Range of $200 Million to $210 Million

— Total Operating Expenses Expected in the Range of $125 Million to $135 Million

STOUGHTON, Mass., January 7, 2019 (GLOBE NEWSWIRE) — Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a specialty pharmaceutical company committed to being the leader in responsible pain management today provided full-year 2019 guidance for Xtampza ER revenues, Nucynta Franchise revenues, and total operating expenses.

“With strong growth for Xtampza ER in 2018 and the addition of the Nucynta Franchise, Collegium built a solid foundation upon which to progress in the year ahead,” said Joe Ciaffoni, Chief Executive Officer. “Our 2019 revenue guidance reflects the anticipated impact of recently announced formulary wins for Xtampza ER as well as stabilization of the Nucynta franchise.”

Xtampza ER revenue for 2019 is estimated to be between $95 million and $105 million. Driven by thirteen exclusive Xtampza ER formulary wins that were recently announced, covering approximately 11 million lives, revenue growth is anticipated to be skewed to the first half of 2019, with moderated growth in the second half of 2019.

Nucynta Franchise revenue for 2019 is estimated to be between $200 million and $210 million. Nucynta Franchise revenue guidance reflects the Company’s expectations for continued prescription stabilization in 2019.

Total operating expenses for 2019 are expected to be between $125 million and $135 million. This includes Research & Development and Selling, General & Administrative expenses, but not the cost of product revenues.

The Company made its corporate presentation available on Form 8-K, filed today with the Securities and Exchange Commission.

About Collegium Pharmaceutical, Inc.

Collegium Pharmaceutical is a specialty pharmaceutical company committed to being the leader in responsible pain management.

About Xtampza ER

Xtampza® ER is Collegium’s first product utilizing the DETERx technology platform. Xtampza ER is an abuse-deterrent, extended-release, oral formulation of oxycodone approved by the FDA for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

About Nucynta ER

Nucynta® ER is an extended-release formulation of tapentadol. Tapentadol is a centrally acting synthetic analgesic. Nucynta ER is approved by the FDA for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.  Nucynta ER is also approved by the FDA for neuropathic pain associated with diabetic peripheral neuropathy severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

About Nucynta

Nucynta® is an immediate release formulation of tapentadol indicated for the management of acute pain severe enough to require an opioid analgesic. Tapentadol is a centrally acting synthetic analgesic.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “forecasts,” “plans,” “intends,” “may,” “could,” “might,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements include statements regarding full-year 2019 guidance for Xtampza ER and Nucynta Franchise revenues and total operating expense.

Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations, including the following: our ability to maintain regulatory approval of our products, and any related restrictions, limitations, and/or warnings in the label of an approved product; our plans to commercialize and grow sales of our products; our ability to effectively commercialize in-licensed products and manage our relationships with licensors; the success of competing products that are or become available; our ability to obtain and maintain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us, including litigation with Purdue Pharma, L.P. and Teva Pharmaceuticals USA, Inc.; regulatory developments impacting our products and market; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products and product candidates; our ability to operate our business without infringing the intellectual property rights of others; the performance of our third-party suppliers and manufacturers; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products; our ability to comply with stringent government regulations relating to the manufacturing and marketing of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; the loss of key scientific or management personnel; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks, uncertainties and factors are described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and those risks described from time to time in other reports which we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Alex Dasalla

adasalla@collegiumpharma.com